Exhibit 99.1

CONTACT:

Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS
IMPROVED OPERATING RESULTS FOR 2004

     El Segundo, California – March 3, 2005 – Bell Industries, Inc. (AMEX:BI) today reported improved operating results for the year and fourth quarter ended December 31, 2004.

     Consolidated net revenues for the year increased to $144.0 million from $141.9 million in 2003. Bell’s net loss for 2004 was sharply reduced to $953,000, or $0.11 per share, including a $700,000 charge in connection with an employment agreement for a former executive, from a loss of $3.8 million, or $0.45 per share, a year ago. The $3.8 million loss in 2003 included income tax expense of $1.2 million, principally arising from a valuation allowance for deferred tax benefits.

     “Consistent progress was achieved throughout the year, as we continued to align cost structures and focus on investments in business development and selective growth initiatives,” said Russell A. Doll, acting president and chief executive officer. “The Tech.logix Group (BTL), Bell’s largest operating unit, made great strides in improving cost structures and expanding its geographic market penetration, despite a highly competitive IT services environment where multiple vendors are vying for contracts. While business development activities are opening doors to potential new business opportunities as 2005 unfolds, the near term environment for product sales and margins and certain services such as help desk will be challenging.”

     For the 2004 fourth quarter, Bell posted consolidated net revenues of $26.2 million, compared with $30.9 million in the prior-year period. The net loss for the 2004 fourth quarter totaled $767,000, or $0.09 per share, compared with a net loss of $2.6 million, or $0.31 per share, a year ago, which included the income tax expense of $1.2 million described above.

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Bell Industries, Inc.
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     Total revenues at BTL amounted to $16.6 million for the 2004 fourth quarter, compared with $21.4 million last year, reflecting the previously reported ending of an outsourcing engagement and generally stronger 2003 fourth quarter product sales. Product and services revenues totaled $9.6 million and $7.0 million, respectively, compared with $12.9 million and $8.5 million in the 2003 fourth quarter. BTL posted a lower operating loss for the 2004 fourth quarter of $469,000, compared with an operating loss of $866,000 in the year-ago fourth quarter.

     Sales at Bell’s Recreational Products Group (RPG) were slightly lower at $7.9 million for 2004 fourth quarter, compared with $8.0 million in corresponding year-ago period. The unit sustained an operating loss for the seasonally slower fourth quarter of $221,000, compared with $108,000 a year earlier. Doll said that during the year, RPG invested in technology designed to enhance sales, order and inventory processes, the benefits of which are expected to be realized in 2005.

     Benefiting from an expanded client base, new product offerings and a better business environment, J.W. Miller, Bell’s electronic components operation, posted higher sales of $1.7 million, up 14 percent from the prior-year’s fourth quarter sales of $1.5 million. Operating income improved to $289,000 from $204,000 a year earlier.

     “While our corporate costs were reduced significantly during 2004, the savings are expected to be reduced in 2005 by added expenses in connection with the commencement of Bell’s Sarbanes-Oxley compliance efforts,” Doll said.

     Bell continues to maintain a strong balance sheet with no bank debt. At year-end 2004, the company had cash of $10.8 million and net working capital of $19.1 million. Shareholders’ equity totaled $20.8 million, or $2.47 per share, at December 31, 2004.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

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Bell Industries, Inc.
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     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, potential opportunities resulting from strengthened business development activities by BTL, benefits from technology investments at RPG, additional cost for Sarbanes-Oxley compliance, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31		December 31
	2004	2003	2004	2003

Net revenues
Products	$19,187	$22,365	$113,832	$106,956
Services	7,031	8,510	30,122	34,949

	26,218	30,875	143,954	141,905

Costs and expenses
Cost of products sold	15,046	18,175	92,879	87,181
Cost of services provided	5,808	7,221	24,227	28,449
Selling and administrative	6,185	6,896	27,187	29,019
Interest, net	(54)	(41)	(161)	(166)
Special item(1)			700

	26,985	32,251	144,832	144,483

Loss before income taxes	(767)	(1,376)	(878)	(2,578)
Income tax expense		1,209	75	1,209

Net loss	$(767)	$(2,585)	$(953)	$(3,787)

Basic and diluted share data
Net loss per share	$(.09)	$(.31)	$(.11)	$(.45)

Weighted average common stock	8,418	8,367	8,385	8,367

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$9,619	$12,895	$60,149	$55,826
Services	7,031	8,510	30,122	34,949

	16,650	21,405	90,271	90,775
Recreational Products	7,858	7,969	45,907	44,804
Electronic Components	1,710	1,501	7,776	6,326

	$26,218	$30,875	$143,954	$141,905

Operating income (loss)
Technology Solutions	$(469)	$(866)	$(780)	$(2,135)
Recreational Products	(221)	(108)	1,319	1,321
Electronic Components	289	204	1,526	939
Corporate costs	(420)	(647)	(2,404)	(2,869)
Special item(1)			(700)

	(821)	(1,417)	(1,039)	(2,744)
Interest, net	54	41	161	166
Income tax expense		(1,209)	(75)	(1,209)

Net loss	$(767)	$(2,585)	$(953)	$(3,787)

(1)	Special item represents costs associated with an employment agreement for a former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

December 31	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$10,801	$12,203
Accounts receivable, net	11,455	16,164
Inventories	14,364	11,286
Prepaid expenses and other	1,813	689

Total current assets	38,433	40,342

Fixed assets, net	3,139	4,206
Other assets	3,617	2,085

	$45,189	$46,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,170	$12,882
Accrued payroll and liabilities	8,178	9,634

Total current liabilities	19,348	22,516

Long-term liabilities	5,025	2,520
Shareholders’ equity	20,816	21,597

	$45,189	$46,633